Exhibit 8.2

Our reference: 25247.50028/80047688v1	Watson, Farley & Williams (New York) LLP 1133 Avenue of the Americas New York, New York 10036 Tel (212) 922 2200 Fax (212) 922 1512

August 10, 2012

Teekay Offshore Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08

Bermuda

Registration Statement on Form F-3

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay Offshore Partners L.P. (the “Partnership”) in connection with the Partnership’s registration statement on Form F-3 (together with any amendments through the date of its effectiveness, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission, relating to the proposed offer and sale of up to 1,700,022 common units (the “Units”) representing limited partnership interests that may be sold by or on behalf of certain selling securityholders of the Partnership (the “Selling Securityholders”) or their donees, pledgees, transferees or other successors-in-interest. The Units were previously issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to purchase agreements dated July 10, 2012 (the “Purchase Agreements”) among the Partnership and the Selling Securityholders.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following:

(i)	the Registration Statement and the prospectus included therein (the “Prospectus”);

(ii)	the Purchase Agreements;

(iii)	the registration rights agreement dated July 12, 2012 among the Partnership and the Selling Securityholders; and

(iv)	certificates of public officials and of representatives of the Partnership and the Partnership’s general partner, Teekay Offshore GP L.L.C., as we have deemed necessary.

In such examination, we have assumed: (a) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (b) the conformity to original documents of all documents

Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed.

London — New York — Paris — Hamburg — Munich — Rome — Milan — Madrid  — Athens — Piraeus — Singapore  — Bangkok — Hong Kong

Teekay Offshore Partners L.P. August 10, 2012	Page 2

submitted to us as conformed or photostatic copies, (c) that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinion set forth herein, (d) the completeness of each document submitted to us and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

This opinion is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we hereby confirm that we have reviewed the discussion set forth in the Prospectus under the caption “Non-United States Tax Considerations – Marshall Islands Tax Considerations” and we confirm that the statements in such discussion, to the extent they constitute summaries of law or legal conclusions, unless otherwise noted, are the opinion of Watson, Farley & Williams (New York) LLP with respect to Marshall Islands tax consequences as of the date of the Prospectus (except for the representations and statements of fact of the Partnership included under such caption, as to which we express no opinion).

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams (New York) LLP

/s/ Watson, Farley & Williams (New York) LLP